<PAGE >                                                EXHIBIT 1



          1. Section 3.01 of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

          "3.01.  Purposes and Business.

          The purposes of the Partnership shall be (a) to directly or indirectly invest in, acquire, own, hold, manage, operate, sell, exchange and otherwise dispose of interests in real estate (including without limitation, a limited partner interest in the Operating Partnership) and securities of any type and description now or hereafter in existence, whether or not related to interests in real estate, and (b) to enter into any lawful transaction and engage in any lawful activities related or incidental thereto or in furtherance of the foregoing purposes, (including, without limitation, any transaction or activity outside the normal scope of the Partnership's business) provided that the Partnership will conduct its activities so as not to be considered an investment company under the Investment Company Act of 1940, as amended."